Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Announces Second Quarter 2009 Results

Improves Full Year Earnings Outlook

ORANGE COUNTY, California, July 30, 2009 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today second quarter and first half ended June 30, 2009 results. Total second quarter revenue was $756.7 million, down 5.2%, or flat in constant currency terms. On a constant currency basis, recurring revenue increased 7.7%, offset by the anticipated decline in cash instrument sales. Reported net earnings were $60.8 million, or $0.94 per fully diluted share. Adjusting for special items, net earnings were $63.9 million, or $0.99 per fully diluted share, an increase of 15.1% over prior year quarter (see “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures”).

Scott Garrett, chairman, president and chief executive officer, said, “The excellent first half results demonstrate the resilience of our recurring revenue business model and enable us to improve full year earnings outlook to between $3.76 and $3.91 per share.”

	Three Months Ended June 30			Six Months Ended June 30
	2009	2008	% Chg	2009	2008	% Chg
Reported Results
(in millions, except amounts per share)
Revenue	$756.7	$798.3	(5.2%)	$1,448.2	$1,528.8	(5.3%)
Recurring Revenue	$629.0	$618.7	1.7%	$1,202.7	$1,198.0	0.4%
Operating Income	$75.9	$71.8	5.7%	$115.5	$133.6	(13.5%)
Tax Rate	22.4%	26.1%		15.7%	24.8%
Diluted Earnings per Share[1]	$0.94	$0.71	32.4%	$1.26	$1.35	(6.7%)

Adjusted Results
Revenue- constant currency			0.2%			0.0%
Recurring Revenue- constant currency			7.7%			6.3%
Operating Income	$97.5	$88.5	10.2%	$163.5	$152.0	7.6%
Diluted Earnings per Share[1]	$0.99	$0.86	15.1%	$1.70	$1.51	12.6%

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

1. Earnings, in both 2008 and 2009, include the incremental interest expense associated with FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The effect is a $0.03 and $0.07 non-cash charge to interest expense for the second quarter and first half 2009, respectively.

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Beckman Coulter	Page 2 of 22

Garrett continued, “Recurring revenue, which accounts for approximately 80% of total revenue and contributes more than 90% of our gross profit, grew 7% on a constant currency basis excluding revenue from our Cogenics acquisition. Within the quarter, an increase in pension expense and a stronger dollar were offset by effective currency hedging, a favorable product mix and diligent expense management. While a difficult economic climate constrained cash instrument sales, adjusted net earnings per fully diluted share grew over 15%, adjusted operating margin reached 13% and operating cash flow was $120 million, up nearly $50 million.”

Recurring revenue gains were driven by Clinical Diagnostics which grew 8.3% in constant currency versus prior year quarter with strong growth in Flow Cytometry and Access Immunoassay. Access Immunoassay recurring revenue grew 13.7% on a constant currency basis.

Declining cash instrument sales offset recurring revenue gains. Cellular Analysis and Chemistry & Clinical Automation cash instrument sales declined more than 30%, led by weakness in the U.S. market. Declines in cash instrument sales in Cellular were magnified by an unusually strong second quarter 2008 when a backlog drove 30% growth in cash instrument sales.

Revenue from life science customers decreased 14.7% compared to prior year, or 9.3% in constant currency. A weak capital expenditure environment and difficult comparables contributed to this outcome.

On a geographic basis, second quarter revenue in the U.S. decreased 3.3%. In constant currency, International revenue grew 3.6%, driven by continued strength in China and recurring revenue growth in other emerging markets.

Growth in higher margin recurring revenue more than offset an unfavorable geographic mix; as a result, gross profit margin grew 120 basis points to 47.2% versus prior year adjusted quarterly results.

Second quarter operating income was $75.9 million. On an adjusted basis, operating income for the quarter was $97.5 million, or 12.9% of sales. Cost containment initiatives, which began in 2008, contributed to reducing adjusted operating expense by 6.8% versus prior year quarter.

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Beckman Coulter	Page 3 of 22

Non-operating income of $2.5 million includes a gain of $20.5 million related to the hedge for the purchase price and a $3.2 million incremental interest expense incurred on the debt offering associated with the pending Olympus diagnostics acquisition. Non-operating expense excluding these items was $14.8 million compared to $9.7 million in the prior year quarter. The adjusted tax rate in the quarter was 22.7% compared to 28.5% in the prior year quarter. The favorable adjusted tax rate was due to anticipated discrete items in the quarter related primarily to tax settlements. Net earnings were $60.8 million or $0.94 per fully diluted share. Adjusting for restructuring and acquisition–related items, but including interest expense associated with the accounting change, net earnings were $63.9 million or $0.99 per fully diluted share.

Garrett stated, “Cash instrument sales declined in all major regions as customers remain cautious in their capital spending within a difficult economic environment. Extremely strong cash instrument sales in 2008 will continue to make for a difficult comparison through the first three quarters of 2009. However, a product mix favoring higher margin recurring revenue and continued focus on operating expense management should allow us to deliver on our earnings goals.”

Recent Developments

—	Associated activities for the expected close of the acquisition of Olympus Corporation’s lab-based diagnostics business on August 3, 2009:

o	Announced that the Federal Trade Commission granted early termination of its review under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

o	Raised approximately $495 million from debt issuance to partially finance the acquisition. The issuance came in two $250 million senior note offerings of 6- and 10-year maturities with 6% and 7% coupons, respectively.

o	Raised approximately $240 million in a common stock offering to partially finance the acquisition. Approximately 4.7 million shares were issued to the public at $53.00 per share, or $50.75 net proceeds per share. In connection with the offering, Beckman Coulter entered into forward sale agreements, which settled on July 27, 2009 adding the newly issued shares of Common Stock to Beckman Coulter’s outstanding shares.

—	Declared a $0.17 per share quarterly cash dividend payable on August 24, 2009 to all stockholders of record on August 10, 2009, representing the company’s 81st consecutive, quarterly dividend payout.

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Beckman Coulter	Page 4 of 22

First Half Summary

For the first six months of 2009, revenue decreased 5.3%, or flat in constant currency, versus first half 2008. Year-to-date recurring revenue was up 0.4%, or 6.3% in constant currency, with the Cogenics acquisition contributing approximately 50 basis points to this growth. Year-to-date gross profit, including gains and losses on hedging contracts, decreased $19.7 million to $676 million. Gross margin expanded 120 basis points to 46.7% compared to the first six months of 2008.

Adjusting for special items, operating income increased by 7.6% to $163.5 million. The primary driver of operating income growth was a 5.9% decrease in operating expense. Adjusted operating margin increased 140 basis points to 11.3%. On an adjusted basis, net earnings increased 12.3% and adjusted net earnings per fully diluted share increased 12.6%.

Full Year 2009 Outlook

Outlook is based on adjusted results and excludes any impact of the pending Olympus diagnostics acquisition.

“We are updating our full year outlook raising the lower end of our earnings range. For the full year 2009, we still anticipate 6% to 7% constant currency recurring revenue growth offsetting weakness in cash instrument sales, yielding 4% to 6% constant currency growth in total revenue, or roughly flat on a reported basis. Solid growth in recurring revenue and its gross profit contribution increase our confidence that we can overcome the impact of a stronger dollar and a substantial increase in pension expense to generate earnings per fully diluted share within a narrowed range relative to our previously stated earnings outlook,” Garrett continued.

“We remain committed to providing quality service to customers, aggressively managing expenses and delivering on our earnings goals. Operating margin, now including normal hedging activities, is anticipated to be around 13%. Adjusted non-operating expense, now excluding normal hedging activities, should be around $62 million. Based on a full year tax rate of 26% to 27%, our outlook for adjusted earnings per fully diluted share is improved to $3.76 to $3.91. We are revising our expectations for capital expenditures to between $325 and $350 million, but continue to expect depreciation and amortization to be between $270 and $290 million. Despite a challenging operating environment, we expect to continue solid recurring revenue growth and determined expense management. We believe this reflects the stability of our sector and our ability to manage risk and is consistent with our long-term goal to deliver annual earnings growth of 9% to 12%,” concluded Garrett.

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Beckman Coulter	Page 5 of 22

Investor Conference Call

As previously announced, there will be a conference call today, Thursday, July 30, 2009 at 5:00 pm ET to discuss the second quarter and first half 2009 results. The call also will be webcast live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, August 14, 2009.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 78% of the company’s 2008 revenue of $3.1 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding expectations of full-year earnings outlook, anticipated recurring revenue growth, expectations of risk management, anticipated product mix, expense management, the anticipated closing and impact of the company’s expected acquisition of the lab-based diagnostics business of Olympus Corporation and statements under the heading “Full Year Outlook,” including expectations for earnings, constant currency, recurring revenue growth, reported revenue growth, earnings growth, operating margin, currency exchange rates, pension expense, adjusted non-operating expense, expense management, providing service, hedging activities, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. The outlook provided is based on fiscal year ended 2008 and the quarter and six months ended June 30, 2009 adjusted results and does not include special items that have occurred or may occur in 2009.

This press release contains the company’s unaudited financial results for the quarter and six months ended June 30, 2009. These results may change as a result of further review by the company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final second quarter results will be provided in the company’s quarterly report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to our ability to obtain consents and other approvals required to consummate our pending acquisition of Olympus Corporation’s lab-based diagnostics business; our ability to compete effectively; changes in laws and regulations; market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; and our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s Form 10-K filed with the SEC on February 23, 2009 as well as in the company’s Form 10-Q filed since then and reports on Form 8-K. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as required by law.

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Beckman Coulter	Page 6 of 22

Change in Accounting for Convertible Debt Securities

In May 2008, the FASB issued FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).” Under this standard, convertible debt securities that may be settled in cash (or other assets), including partial cash settlement, would be separated into a debt and equity component. This change in principle, which is effective for us as of January 1, 2009, was applied retrospectively to previously issued convertible debt instruments. The adoption of this new accounting standard increased our 2008 and 2007 non-cash interest expense by approximately $13 million per year, resulting in a reduction of our diluted earnings per share by approximately $0.12 in 2008 and 2007. Interest expense increased by $3.6 million and $3.3 million for the three months ended June 30, 2009 and 2008, respectively, and by $7.1 million and $6.6 million for the six months ended June 30, 2009 and 2008, respectively. Our diluted earnings per share decreased by $0.03 for the three months ended June 30, 2009 and 2008 and by $0.07 and $0.06 for the six months ended June 30, 2009 and 2008, respectively, as a result of the adoption.

Change in Presentation

We have a hedging program to reduce the risk of foreign currency changes on cash flows generated from intercompany receivables. To reflect this net currency impact on our operating results, during the first quarter of 2009, we reclassified our gains and losses related to cash flow hedging activities and foreign currency transactions to cost of sales from non-operating income or expense for all periods presented. The following quarterly table reflects reclassified cost of sales and non-operating income or expense for the periods 2008 and 2007.

	(in millions)
	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Cost of sales	$401.7	$431.4	$409.8	$428.0	$1,670.9
Non-operating expense (income)	$8.4	$9.7	$12.3	$15.5	$45.9

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Cost of sales	$318.7	$373.6	$355.2	$422.0	$1,469.5
Non-operating expense (income)	$10.5	$(27.0)	$(5.7)	$11.0	$(11.2)

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Beckman Coulter	Page 7 of 22

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and six months ended June 30, 2009 and 2008 and with respect to Outlook for 2009. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating expense,” “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “free cash flow,” “constant currency growth,” “adjusted earnings before interest, taxes, depreciation and amortization” (“adjusted EBITDA”) and “adjusted pretax profit growth.” The Company also provided its outlook for 2009 for “adjusted operating margin,” “adjusted non-operating expense,” “adjusted tax rate,” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted operating expense excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition related expenses, environmental remediation, charges associated with acquisitions and non-recurring license fees, and other operating expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives and planned acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating expense to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. A reconciliation of operating expense, the GAAP measure most directly comparable to adjusted operating expense, is provided on the attached schedule.

Adjusted operating income excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition related expenses, environmental remediation, charges associated with acquisitions, and other operating income and expense items that we do not expect to be recurring. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. Although management expects to continue to incur costs for its supply chain initiatives and planned acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

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Beckman Coulter	Page 8 of 22

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring, including hedging gains or losses in connection with forward contracts to hedge the Yen purchase price of the acquisition of Olympus Corporation’s lab based diagnostics business. Adjusted net earnings also excludes the incremental net interest expense related to the debt issued to finance the acquisition, since the funds have not yet been deployed to finance the acquisition and only earn a nominal return while invested in conservative investments. Adjusted net earnings also exclude the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of those same items from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted operating income, as described above, and non-operating income and expense items that we do not expect to be recurring. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2009 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition related costs, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives and planned acquisitions through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in each period and believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2009, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

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Beckman Coulter	Page 9 of 22

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs – For the quarter and six months ended June 30, 2009 and 2008, we recorded restructuring charges of $21.6 million and $4.7 million (including a net gain of $0.9 million gain on sale of building and land in Hialeah, Florida) and $48.0 million and $5.4 million (including a net gain of $3.5 million gain on sale of building and land in Hialeah, Florida), respectively. These restructuring charges were primarily associated with our supply chain improvement initiative and Orange County consolidation project, and included charges related to severance, relocation, asset impairment and other duplicative exit costs.

Furthermore, on February 27, 2009, we announced that we had signed a definitive agreement to buy the lab-based diagnostic business of Olympus Corporation. In connection with this acquisition, we incurred acquisition related expenses of $10.9 million and $20.7 for the quarter and six months ended June 30, 2009, respectively, primarily pertaining to legal and consulting services.

b)	Forward contract gain – acquisition – Consideration for the acquisition of the lab-based diagnostics business of Olympus Corporation is to be paid in Japanese Yen. To mitigate unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a gain of approximately $20.5 and $8.7 million for the quarter and six months ended June 30, 2009, respectively, which is reflected within non-operating income in our consolidated statements of earnings.

c)	Fair market value inventory adjustment – During the first quarter of 2008, in connection with our acquisition of the flow cytometry business of Dako A/S, we recorded a $1.0 million charge related to the fair value of acquired inventory sold in the first quarter.

d)	Interest expense on debt offering – On May 26, 2009, we issued $250 million principal amount of the Company’s 6% Senior Notes due 2015 and $250 million principal amount of the Company’s 7% Senior Notes due 2019 (the “Notes”). The proceeds from the Notes will be used to partially fund the acquisition of the lab-based diagnostics business of Olympus Corporation. During the second quarter of 2009, we incurred approximately $3.2 million in net interest expense associated with these Notes.

e)	HCV sublicense – During the second quarter of 2008, we entered into an agreement with Siemens Healthcare Diagnostics and recorded an R&D charge of $12.0 million, for sublicense rights relating to testing for the hepatitis C virus (HCV). Under the agreement, we can develop, manufacture and sell a quantitative viral load HCV blood test for use on our molecular diagnostic instrument, which is in development.

f)	Miami vacant land sale – During the second quarter 2008, we received the remaining $1.2 million held in escrow related to our 2007 sale of vacant land adjacent to our Miami, Florida facility and recorded a gain on sale in other non-operating income.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Recurring revenue – supplies, service and lease payments	$629.0	$618.7	$1,202.7	$1,198.0
Cash instrument sales	127.7	179.6	245.5	330.8

Total revenue	756.7	798.3	1,448.2	1,528.8

Cost of recurring revenue	285.0	278.1	553.3	548.6
Cost of cash instrument sales	114.8	153.3	218.9	284.5

Total cost of sales	399.8	431.4	772.2	833.1

Gross profit	356.9	366.9	676.0	695.7

Operating costs and expenses
Selling, general and administrative	198.7	212.7	391.9	416.3
Research and development	60.7	77.7	120.6	140.4
Restructuring and acquisition related costs	21.6	4.7	48.0	5.4

Total operating costs and expenses	281.0	295.1	560.5	562.1

Operating income	75.9	71.8	115.5	133.6

Non-operating (income) expense
Interest income	(1.3)	(3.6)	(2.6)	(6.2)
Interest expense	17.5	15.5	28.4	27.8
Other, net	(18.7)	(2.2)	(6.9)	(3.5)

Total non-operating (income) expense	(2.5)	9.7	18.9	18.1

Earnings before income taxes	78.4	62.1	96.6	115.5
Income tax provision	17.6	16.2	15.2	28.7

Net earnings	$60.8	$45.9	$81.4	$86.8

Basic earnings per share	$0.95	$0.73	$1.28	$1.38
Diluted earnings per share	$0.94	$0.71	$1.26	$1.35
Weighted average number of shares outstanding (in thousands)
Basic	63,841	62,969	63,693	63,005
Diluted	64,828	64,397	64,428	64,435

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$665.5	$120.0
Trade and other receivables, net	688.2	706.7
Inventories	535.7	496.2
Deferred income taxes	67.5	62.5
Prepaids and other current assets	106.0	76.3

Total current assets	2,062.9	1,461.7
Property, plant and equipment, net	497.9	465.5
Customer leased instruments, net	462.2	448.7
Goodwill	700.9	696.3
Other intangible assets, net	391.3	396.8
Deferred income taxes	—	1.3
Other assets	62.1	71.5

Total assets	$4,177.3	$3,541.8

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$200.4	$172.2
Accrued expenses	446.6	416.9
Income taxes payable	—	29.7
Short-term borrowings	4.7	21.4
Current maturities of long-term debt	4.1	4.4

Total current liabilities	655.8	644.6
Long-term debt, less current maturities	1,311.6	819.0
Deferred income taxes	64.4	—
Other liabilities	529.5	595.9

Total liabilities	2,561.3	2,059.5

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	6.9	6.9
Additional paid-in capital	628.5	621.5
Retained earnings	1,441.3	1,381.6
Accumulated other comprehensive loss	(167.3)	(199.8)
Treasury stock, at cost	(293.4)	(327.9)
Common stock held in grantor trust, at cost	(20.9)	(19.3)
Grantor trust liability	20.9	19.3

Total stockholders’ equity	1,616.0	1,482.3

Total liabilities and stockholders’ equity	$4,177.3	$3,541.8

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net earnings	$81.4	$86.8
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	138.8	122.4
Provision for doubtful accounts receivable	0.2	4.4
Share-based compensation expense	18.7	18.1
Gain on sales of building and land	—	(5.9)
Accreted interest on convertible debt	7.1	6.6
U.S. pension trust contributions	(24.0)	(8.2)
Deferred income taxes	(10.0)	3.1
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	24.5	(6.0)
Prepaid and other current assets	(12.9)	1.3
Inventories	(50.4)	(38.5)
Accounts payable and accrued expenses	40.8	(30.5)
Income taxes payable	14.4	(32.2)
Long-term lease receivables	7.6	7.3
Other	(10.7)	3.6

Net cash provided by operating activities	225.5	132.3

Cash flows from investing activities
Additions to property, plant and equipment	(66.0)	(39.4)
Additions to customer leased instruments	(72.7)	(95.8)
Proceeds from sales of building and land	—	7.4
Payments for business acquisitions and technology license assets, net of cash acquired	(18.8)	(15.3)

Net cash used in investing activities	(157.5)	(143.1)

Cash flows from financing activities
Dividends to stockholders	(21.7)	(21.2)
Proceeds from issuance of stock	28.9	38.4
Repurchase of common stock as treasury stock	—	(70.9)
Repurchase of common stock held in grantor trust	(1.7)	(1.1)
Excess tax benefits from share-based payment transactions	1.3	6.3
Proceeds from issuance of long-term debt	497.8	—
Debt issuance costs	(9.0)	—
Debt repayments	—	(16.7)
Net (repayments) borrowings on lines of credit	(18.9)	58.5

Net cash provided by (used in) financing activities	476.7	(6.7)

Effect of exchange rates on cash and cash equivalents	0.8	4.0

Change in cash and cash equivalents	545.5	(13.5)
Cash and cash equivalents-beginning of period	120.0	83.0

Cash and cash equivalents-end of period	$665.5	$69.5

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BECKMAN COULTER, INC

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Quarter Ended June 30,		Reported Growth %	Constant Currency Growth % (2)
	2009	2008
Clinical Diagnostics
Chemistry and Clinical Automation	$218.7	$233.1	(6.2)%	(0.6)%
Cellular Analysis	226.4	244.4	(7.4)%	(2.8)%
Immunoassay and Molecular Diagnostics	202.7	193.3	4.9%	11.2%

Total Clinical Diagnostics	647.8	670.8	(3.4)%	2.0%
Life Sciences	108.8	127.5	(14.7)%	(9.3)%

Total revenues	$756.7	$798.3	(5.2)%	0.2%

	Six Months Ended June 30,		Reported Growth %	Constant Currency Growth % (2)
	2009	2008
Clinical Diagnostics
Chemistry and Clinical Automation	$425.7	$448.8	(5.2)%	0.2%
Cellular Analysis	439.9	475.8	(7.6)%	(2.9)%
Immunoassay and Molecular Diagnostics	379.6	366.2	3.7%	9.8%

Total Clinical Diagnostics	1,245.1	1,290.8	(3.5)%	1.8%
Life Sciences	203.0	238.0	(14.7)%	(9.6)%

Total revenues	$1,448.2	$1,528.8	(5.3)%	0.0%

(1)	Amounts may not foot due to rounding.

(2)	Constant currency growth as presented herein represents—Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

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BECKMAN COULTER, INC

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics:
Chemistry and Clinical Automation	$215.6	$233.0	$220.4	$229.7	$898.6
Cellular Analysis	231.5	244.5	233.1	245.1	954.2
Immunoassay and Molecular Diagnostics	172.9	193.3	182.4	190.5	739.1

Total Clinical Diagnostics	620.0	670.8	635.9	665.3	2,591.9

Life Sciences	110.5	127.5	122.9	146.0	507.0

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Clinical Diagnostics
Chemistry and Clinical Automation	$183.9	$205.0	$196.5	$229.9	$815.3
Cellular Analysis	194.4	208.3	203.0	235.2	840.9
Immunoassay and Molecular Diagnostics	141.9	159.7	159.6	166.0	627.2

Total Clinical Diagnostics	520.2	573.0	559.1	631.0	2,283.4

Life Sciences	93.4	116.7	109.9	158.0	477.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

Clinical Diagnostics
Chemistry and Clinical Automation includes:

> Autochemistry
> Protein and rapid test products
> Clinical Automation
Cellular includes:
> Hematology
> Coagulation
> Flow cytometry and related products
Immunoassay and Molecular Diagnositcs includes:
> All immunoassay products > Molecular diagnostics products
Life Sciences
Life Sciences includes:
> Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
> Industrial particle characterization

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BECKMAN COULTER, INC

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Quarter Ended June 30,		Reported Growth %	Constant Currency Growth %
	2009	2008
Revenue by geography:
United States	$376.7	$389.7	(3.3)%	(3.3)%
Europe	166.1	183.4	(9.5)%	4.6%
Emerging Markets (2)	62.2	70.0	(11.2)%	(1.3)%
Asia Pacific	102.9	100.9	2.1%	4.4%
Other (3)	48.7	54.2	(10.2)%	4.7%

Total revenues	$756.7	$798.3	(5.2)%	0.2%

	Six Months Ended June 30,		Reported Growth %	Constant Currency Growth %
	2009	2008
Revenue by geography:
United States	$732.8	$756.9	(3.2)%	(3.2)%
Europe	310.9	346.4	(10.2)%	3.2%
Emerging Markets (2)	113.1	136.3	(17.0)%	(6.0)%
Asia Pacific	199.6	184.6	8.1%	9.4%
Other (3)	91.7	104.5	(12.3)%	3.9%

Total revenues	$1,448.2	$1,528.8	(5.3)%	0.0%

(1)	Amounts may not foot due to rounding

(2)	Includes Eastern Europe, Russia, Middle East, Africa and India

(3)	Includes Canada and Latin America

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BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Recurring revenue	$573.7	$629.0
Cash instrument sales	117.8	127.7

Total revenues	$691.5	$756.7

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

	2007
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$513.3	$546.0	$538.6	$580.5	$2,178.4
Cash instrument sales	100.3	143.7	130.4	208.5	582.9

Total revenues	$613.6	$689.7	$669.0	$789.0	$2,761.3

(1)	Amounts may not foot due to rounding.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING EXPENSE TO

ADJUSTED OPERATING EXPENSE (1) (2)

(in millions)

(unaudited)

	Quarter Ended June 30,
	2009	2008
GAAP operating expense	$281.0	$295.1
Reconciling items:
Restructuring and acquisition related expenses (a)	(21.6)	(4.7)
HCV sublicense (e)	—	(12.0)

Adjusted operating expense	$259.4	$278.4

	Six Months Ended June 30,
	2009	2008
GAAP operating expense	$560.5	$562.1
Reconciling items:
Restructuring and acquisition related costs (a)	(48.0)	(5.4)
HCV sublicense (e)	—	(12.0)

Adjusted operating expense	$512.5	$544.7

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Quarter Ended June 30,
	2009	2008
GAAP operating income	$75.9	$71.8
Reconciling items:
Restructuring and acquisition related expenses (a)	21.6	4.7
HCV sublicense (e)	—	12.0

Adjusted operating income	$97.5	$88.5

GAAP operating margin	10.0%	9.0%
Impact of adjustments	2.9%	2.1%

Adjusted operating margin	12.9%	11.1%

	Six Months Ended June 30,
	2009	2008
GAAP operating income	$115.5	$133.6
Reconciling items:
Restructuring and acquisition related costs (a)	48.0	5.4
Fair market value inventory adjustment (c)	—	1.0
HCV sublicense (e)	—	12.0

Adjusted operating income	$163.5	$152.0

GAAP operating margin	8.0%	8.7%
Impact of adjustments	3.3%	1.2%

Adjusted operating margin	11.3%	9.9%

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Quarter Ended June 30,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$60.8	$0.94	$45.9	$0.71
Reconciling items:
Restructuring and acquisition related costs (a)	21.6	0.35	4.7	0.07
Forward contract gain – acquisition (b)	(20.5)	(0.33)	—	—
Interest expense on debt offering (d)	3.2	0.05	—	—
HCV sublicense (e)	—	—	12.0	0.19
Miami vacant land sale (f)	—	—	(1.2)	(0.02)
Adjustment for income taxes	(1.2)	(0.02)	(6.0)	(0.09)

Adjusted net earnings	$63.9	$0.99	$55.4	$0.86

	Six Months Ended June 30,
	2009		2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$81.4	$1.26	$86.8	$1.35
Reconciling items:
Restructuring and acquisition related costs (a)	48.0	0.75	5.4	0.08
Forward contract gain – acquisition (b)	(8.7)	(0.13)	—	—
Fair market value inventory adjustment (c)	—	—	1.0	0.02
Interest expense on debt offering (d)	3.2	0.05	—	—
HCV sublicense (e)	—	—	12.0	0.18
Miami vacant land sale (f)	—	—	(1.2)	(0.02)
Adjustment for income taxes	(14.5)	(0.23)	(6.6)	(0.10)

Adjusted net earnings	$109.4	$1.70	$97.4	$1.51

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Quarter Ended June 30,
	2009	2008
GAAP net earnings	$60.8	$45.9
Income taxes	17.6	16.2
Interest expense	17.5	15.5
Depreciation and amortization	71.3	63.1

EBITDA	167.2	140.7

Reconciling items:

Restructuring and acquisition related costs (a)	21.6	4.7
Forward contract gain—acquisition (b)	(20.5)	—
HCV sublicense (e)	—	12.0
Miami vacant land sale (f)	—	(1.2)

Adjusted EBITDA	$168.3	$156.2

	Six Months Ended June 30,
	2009	2008
GAAP net earnings	$81.4	$86.8
Income taxes	15.2	28.7
Interest expense	28.4	27.8
Depreciation and amortization	138.8	122.4

EBITDA	263.8	265.7

Reconciling items:

Restructuring and acquisition related costs (a)	48.0	5.4
Forward contract gain—acquisition (b)	(8.7)	—
Fair market value inventory adjustment (c)	—	1.0
HCV sublicense (e)	—	12.0
Miami vacant land sale (f)	—	(1.2)

Adjusted EBITDA	$303.1	$282.9

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Quarter Ended June 30,
	2009	2008
GAAP tax rate	22.4%	26.1%
Reconciling items:
Restructuring and acquisition related costs (a)	1.8%	0.7%
Forward contract gain—acquisition (b)	(1.8)%	—
Interest expense on debt offering (d)	0.3%	—
HCV sublicense (e)	—	1.9%
Miami vacant land sale (f)	—	(0.2)%

Adjusted tax rate	22.7%	28.5%

	Six Months Ended June 30,
	2009	2008
GAAP tax rate	15.7%	24.8%
Reconciling items:
Restructuring and acquisition related costs (a)	6.5%	0.5%
Forward contract gain – acquisition (b)	(1.3)%	—
Fair market value inventory adjustments (c)	—	0.1%
Interest expense on debt offering (d)	0.5%	—
HCV sublicense (e)	—	1.2%
Miami vacant land sale (f)	—	(0.1%)

Adjusted tax rate	21.4%	26.5%

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$225.5	$132.3
Additions to property, plant and equipment	(66.0)	(39.4)
Additions to customer leased instruments	(72.7)	(95.8)

Free cash flow	$86.8	$(2.9)

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